U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C.  20549
                                  FORM 12B-25
                                           Commission File Number  2-97360-A
                                                                        --------

                          NOTIFICATION OF LATE FILING

(Check one):     [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[ ] Form 10-Q and form 10-QSB [ ] Form N-SAR

For Period Ended:      December 31, 1999

[ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:     ________________

Read attached instruction sheet before preparing form.   Please
print or type.

     Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                           PART I   REGISTRANT INFORMATION

Full name of registrant:     Light Management Group, Inc.

                                           _______________

Address of principal executive office (Street and number):
                   Suite 301, 3060 Mainway

City, State and Zip Code:     Burlington, Ontario L7M 1A3

                                           ____________________

                                           PART II   RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[x]     (a)     The reasons described in reasonable detail in Part III
                of this form could not be eliminated without unreasonable effort or Expense;

[x]  (b)   The subject annual report, semi annual report, transition report on
           Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on the Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                           PART III   NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant could not obtain all the required information necessary to complete their year-end report on Form 10-K

                                           PART IV   OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this modification

      Anissa Smith           (425)     451-8036
     ________________________________________
      (Name)             Area Code     Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [ ] Yes     [  ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

LIGHT MANAGEMENT GROUP, INC.

(Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     March 28, 2000          By:     /s/ Don Iwacha
                                                           Don Iwacha
                                                           President
       _________________                 __________________

     Instruction: The form may be signed by ane executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.